                                                                     Exhibit 3.3


CODE OF ETHICAL BUSINESS CONDUCT


INTRODUCTION:

RTI International Metals, Inc. is committed to conducting business ethically, as well as legally. Ethical and legal conduct in all of RTI's business affairs is essential to our future. It is the responsibility of all RTI Directors, Officers, and employees to maintain an environment that fosters honesty, fairness, respect, and integrity.

RTI International Metals, Inc.'s reputation is a valuable asset. Our reputation and our success are grounded in compliance with applicable laws and regulations, but our commitment to success goes beyond legal compliance, and includes issues of integrity and ethics. Ethical conduct forms the foundation of necessary trust for the long-term success of our business, and is in-line with our long-term goals. Each member of our Board of Directors, our Executive Officers, and each employee must be committed to ethical and lawful business conduct.

This Code is an ethical guideline for all of us. It reaffirms RTI's commitment to conduct all of its business activities ethically and legally. It is critical that all of us conduct our business affairs accordingly.



1.0      STATEMENT OF PURPOSE AND PROCEDURE:

         1.1 This Code of Ethical Business Conduct of RTI International Metals, Inc. reaffirms RTI's commitment to conduct its business in accordance with the law and the highest standards of business ethics.

         1.2 Administration of the Code is under the direction of the Board of Directors.

                  1.2.1 All Executives and management employees of RTI, and its Principal Operating Units, and such other employees as are designated by the Office of the Chairman, will periodically certify that they are not in violation of the Code and that they will remain in compliance.

                  1.2.2 All managers will impress upon the employees under their supervision the necessity and importance of complying with all provisions of the Code.

                  1.2.3 Employees who violate this Code are subject to appropriate disciplinary action, including discharge.

                  1.2.4 Appropriate cases may also be referred for criminal prosecution and/or civil action.

         1.3 RTI encourages employees to report promptly any violations of the Code or suspected illegal or unethical conduct connected with the business, including conduct that impacts the financial affairs of the Company, to their supervisors, the Chief Executive Officer, the Legal Department, or to members of the Board of Directors. Each RTI Director, Officer, and employee should consult with his or her supervisor or other appropriate RTI personnel, including the Vice President & General Counsel, regarding questions relating to this Code and/or the best course of action in a particular situation.

                  1.3.1 RTI will keep the identity of the employee making the report confidential.

                  1.3.2 If individuals have knowledge of a violation of this policy, they have an obligation to report it to their managers or supervisor, or to another appropriate person. RTI will not retaliate against any Director, Officer or employee, who in good faith files, causes to be filed, testifies, participates in, or otherwise assists in a proceeding filed or about to be filed regarding matters covered by this Code. Retaliation for good faith reporting is itself a violation of this policy.

                  1.3.3 Individuals may also submit their reports anonymously to the Company's 800 number, as referenced in the Letter of Chief Executive Officer Timothy G. Rupert, attached to this policy as Exhibit A.



2.0      CODE PROVISIONS - PROHIBITION OF UNETHICAL OR ILLEGAL CONDUCT:

         2.1      STATEMENT OF RULE:

                  RTI requires each member of its Board of Directors, its Officers, and each employee to discharge all responsibilities in accordance with the law and the highest standards of business ethics. If at any time an individual is uncertain regarding the validity or legitimacy of a proposed course of action, the application of a law or regulation, or the applicability of RTI's policies described in this Code, the employee should contact the Vice President & General Counsel for appropriate guidance.

         2.2      GENERAL REQUIREMENTS:

                  RTI is committed to full compliance with all applicable laws and regulations. In keeping with this commitment, RTI seeks to avoid even the appearance of impropriety.

         2.3 All individuals covered under the terms of this policy must be aware of their obligations with respect to laws and regulations, including those affecting financial reporting requirements, occupational safety and health, the environment, equal opportunity employment practices, unlawful trade practices (antitrust), federal copyright laws (software duplication), and must dedicate themselves to compliance with these laws.

         2.4 Many laws to which RTI is subject are ambiguous or complex and their precise application to RTI business practices or activities often is unclear. Therefore, appropriate guidance should be sought regarding any proposed action which raises questions or creates uncertainty with respect to the applicability of and/or compliance with, laws or regulations.

         2.5 RTI shall at all times compete vigorously and fairly and will comply with all applicable antitrust laws and regulations. To that end, individuals shall seek the advice and guidance from the Vice President & General Counsel with regard to any and all transactions which may have antitrust implications. Furthermore, management employees are expected to attend periodic antitrust compliance briefings presented by RTI.

         2.6 RTI and/or its Directors, Officers, and employees shall not directly or indirectly engage in unethical, dishonest or illegal activities.

                  2.6.1 Participation in any fraudulent or deceptive activities toward RTI, its customers or suppliers, contractors, or anyone else with whom RTI associates or does business, is strictly prohibited.

                  2.6.2 Examples of prohibited activities include submission of expense accounts for amounts other than the amount actually spent on company business, theft, fraud, embezzlement, software piracy, environmental abuse, the tendering or receipt of kickbacks, inflated billings, or the offering or receipt, directly or indirectly, of money, goods or services where the purpose of the action is to influence someone to act contrary to the interest of that person's own employer or principal.

         2.7 RTI's interests may be severely damaged by unethical business practices or other questionable activities even though such conduct may not be in violation of law. Accordingly, in addition to complying with all legal requirements, all individuals are expected to conduct the business of RTI consistent with the highest standards of business ethics.

3.0      CAMPAIGN AND ELECTION LAW MATTERS:

         3.1      STATEMENT OF RULE:

                  RTI requires compliance by its Directors, Officers, and employees with all applicable laws prohibiting the use of Company funds, properties, and services directly to influence government action or the nomination or election of any candidate to public office. Consistent with such requirements, RTI encourages all of its Directors, Officers, and employees to exercise their political rights.


         3.2      GENERAL REQUIREMENT:

                  All contributions of RTI funds to political candidates, committees and parties and all other forms of direct or indirect assistance or support must be in strict compliance with all applicable laws and regulations and must be properly authorized.

                  3.2.1 Although RTI encourages involvement by its Directors, Officers, and employees in community and government affairs, political activity, and campaign support for candidates of their choice, such activities must be undertaken at an individual's sole expense and no reimbursement in any form, directly or indirectly, will be made by RTI.

                  3.2.2 No partisan political activities by Directors, Officers or employees shall be conducted on RTI premises.

                  3.2.3 Furthermore, an individual's personal political activity should not in any way create the appearance that the activity is sponsored by an official position of RTI.

4.0      RELATIONSHIP TO GOVERNMENT OFFICIALS AND PERSONNEL:

         4.1      STATEMENT OF RULE:

                  RTI's contacts with government officials and personnel, both in this country and abroad, must be conducted in compliance with all laws and regulations and in such a way as to avoid even the appearance of impropriety.

         4.2      GENERAL REQUIREMENT:

                  RTI seeks lawfully to develop and maintain good relationships and effective communication with officials at all levels of government which may impact areas in which RTI does business. However, contacts and relationships with government personnel must never be illegally fostered, suggest improper influence upon such persons, or compromise RTI's integrity.

                  4.2.1 Direct or indirect assistance or support by RTI to government officials or personnel must be made in a manner consistent with law and ethical business practices. This requirement also applies to contributions or expenditures made on RTI's behalf by Directors, Officers, employees, agents or other representatives.

                  4.2.2 Likewise, entertainment of government officials shall at all times be conducted within the bounds of all applicable laws, sound business ethics, and good discretion. Foreign matters must follow the provisions of the Foreign Corrupt Practices Act, and the Vice President & General Counsel should be consulted for specific advice.


5.0      MAINTENANCE OF ACCURATE AND COMPLETE RECORDS:

         5.1      STATEMENT OF RULE:

                  RTI requires the maintenance of accurate and reliable corporate records with respect to all receipts and disbursements as well as with respect to all transactions to which it is a party.

         5.2      GENERAL REQUIREMENTS:

                  5.2.1 Accurate and reliable corporate records shall be maintained at all times. All payments of money, transfers of property, furnishing of services and other transactions must be reflected in detail in the appropriate accounting and other business records of RTI.

                  5.2.2 Directors, Officers, and employees shall make full disclosure of all relevant information and shall otherwise fully cooperate with internal auditors, external auditors, and the office of the General Counsel in the course of audits or investigations.

                  5.2.3 RTI has entered into commission or fee agreements with firms or persons serving as commercial sales representatives, agents or consultants.

                           1. All terms of any such commission or fee agreement must be fully documented and described in a written contract.

                           2. In addition to standard contractual terms and conditions, the contract should contain a clear description of the services to be rendered by the representative, agent or consultant.

                           3. Commissions or fees for assistance in securing orders and for after-sales service must be reasonable as to amount and consistent with local custom and normal practice in the industry for the products involved and for the services rendered.

                           4. All commission and fee payments must be made in accordance with all laws and regulations, and recorded accurately in RTI's books.

6.0      CONFLICTS OF INTEREST:

         6.1      STATEMENT OF RULE:

                  RTI requires the dedicated commitment of its Directors, Officers, and employees in the exercise of their work-related responsibilities. All individuals covered by the terms of this policy are expected to devote the appropriate time and skills to the pursuit of the business interests of RTI. Personal investments or other activities which create a conflict of interest are prohibited. Specific provisions of RTI's policy related to conflict of interest are detailed in Policy 1102.

         6.2      GENERAL STATEMENT OF RESPONSIBILITIES AND PROHIBITIONS:

                  RTI relies on the good faith business judgments of its Directors, Officers, and employees in the dedicated exercise of their responsibilities. All Directors, Officers and employees must conduct the affairs of RTI in an ethical manner, without conflict of interest, and without seeking or accepting improper personal gain. A conflict exists whenever an individual's personal interest or activities improperly influence or interfere with the exercise of unbiased and sound business judgment in the performance of that individual's duties for RTI.

                  6.2.1 RTI respects the right to privacy in the personal affairs and financial activities of the individuals covered under the terms of this policy. However, individuals must avoid situations in which their personal activities are, or appear to be, in conflict with their responsibilities to RTI. To this end, RTI has the right to investigate relationships of, and conduct by, individuals which create the appearance of impropriety.

                  6.2.2 Because it is impossible to list all situations or relationships which might create, or appear to create, conflict of interest problems and because each situation must be evaluated on its facts, individuals covered under the terms of this policy should promptly disclose any circumstances which might constitute a violation of these conflict of interest guidelines. Examples of potential conflicts are identified in Policy 1102. Individuals are encouraged to obtain assistance, guidance, and any appropriate approval from RTI's Vice President & General Counsel, to determine if a conflict exists and, if so, how it should be resolved. Failure to disclose circumstances which could constitute a conflict of interest will, in and of itself, constitute a violation of the foregoing conflict of interest guidelines.


7.0      FINANCIAL INTEGRITY:

         7.1      GENERAL STATEMENT OF RESPONSIBILITIES:

                  The Company's accounting records are relied upon to produce reports for the Company's Board, management, shareholders, governmental agencies, and others. All Company accounting records, as well as reports produced from those accounting records, must be kept in accordance with the laws of the applicable jurisdiction, and must accurately and fairly reflect in reasonable detail the Company's assets, liabilities, revenues, and expenses.

                  7.1.1 All RTI employees have the responsibility to ensure that false or intentionally misleading entries are not made in the Company's accounting records. All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

                  7.1.2 Compliance with Generally Accepted Accounting Principles, and the Company's system of internal accounting controls, is required at all times.

8.0      PUBLIC DISCLOSURES

         8.1      GENERAL STATEMENT OF RESPONSIBLITIES:

                  8.1.1 Because RTI stock is publicly traded, there are specific rules about the disclosure of information which must be observed by each RTI Director, Officer, and employee. We must all strive to effect full, fair, accurate, timely and understandable disclosure in reports that are filed with the SEC and in other public communication.

         8.2      INSIDER INFORMATION AND COMPANY STOCK TRADING:

                  8.2.1 It is both illegal and against RTI policy for any individual to profit from material non-public information relating to RTI or its suppliers, competitors or customers. Material non-public information, if disclosed, would affect an investor's decision on whether or not to invest in a company's securities. Examples of material non-public information are set forth more fully in RTI Corporate Policy 1201. All individuals have an obligation to familiarize himself or herself with the provisions of Policy 1201.